Exhibit E-2




                               VENTURE DISCLOSURES
                               -------------------




                       Fiber Optic System Lease Agreements
                          with Nonassociated Companies
                       -----------------------------------




         Pursuant to the provisions contained in the Securities and Exchange Commission's (SEC) Order dated August 2, 1994 for SEC File No. 70-7850, the following activity is reported thereunder related to the leasing of fiber optic cable capacity to nonassociated companies:

Lease Agreement with MCI
------------------------

(1) GPU Service, Inc. (GPUS), individually and as agent for Jersey Central Power & Light Company (JCP&L) and Metropolitan Edison Company (Met-Ed), entered into an agreement to lease some portion of reserve fiber optic cable capacity to MCI Telecommunications Corporation, 1133 19th Street, N.W., Washington D.C. 20036

(2) The initial term of the lease agreement with MCI is for a period of 3 1/2 years. On September 23, 1994, the initial term of this agreement was extended through October 31, 1997.

(3) During 1997, JCP&L and Met-Ed's cumulative revenues and expenses related to the leasing of fiber optic cable capacity were as follows:

                                     (In Thousands)
                                 Revenues      Expenses

                 JCP&L           $  249         $   12
                 Met-Ed             371             93
                                  -----          -----

                   Total         $  620         $  105
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